Exhibit 99.1

SRM Entertainment Awarded Three New Global Theme Park Toy Programs Based on Iconic Movie Franchise

WINTER PARK, FL – April 29, 2025 – SRM Entertainment, Inc. (Nasdaq: SRM)(the “Company” or “SRM”) SRM Entertainment is proud to announce that we have secured three major new toy programs with one of the world’s leading theme parks. The new toys which are based on a global movie franchise that has grossed in excess of $5 billion dollars globally will be in theme parks in the coming months. This expansive global product partnership was awarded to SRM based on the successes of existing products, creativity and innovation by our design team, and competitive pricing. These movie themed products will be available only at the theme park’s global locations, further cementing SRM’s reputation as a trusted manufacturing partner of high-profile, movie themed toys.

SRM’s winning design formula allows theme park buyers to ensure authenticity as they produce this new line of highly anticipated, collectible toys inspired by the acclaimed film franchise. These exclusive products, precisely developed by SRM, bring to life characters and toys with global recognition and appeal, providing unique merchandise experiences to millions of visitors.

“We are thrilled to watch the SRM design team bring imagination from the movie screen to life.” said Rich Miller, CEO of SRM Entertainment. “Being selected for these high-profile movie franchise programs highlights SRM’s ability to deliver creative, high-quality manufacturing designs that resonate with fans worldwide.”

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the Company’s filings with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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